Exhibit 10.8

                                   AGREEMENT
                                   ---------

         THIS AGREEMENT (this "AGREEMENT"), is made and entered into as of the 21st day of May, 2002, by and between Hollywood Media Corp., a Florida corporation (the "COMPANY"), and Velocity Investment Partners Ltd., a company organized under the laws of the Cayman Islands ("VELOCITY").

                                   WITNESSETH:

         WHEREAS, the Company has heretofore granted to Velocity that certain Warrant to Purchase Shares of Common Stock of Hollywood Media Corp., under Certificate No. W-A-2, dated May 1, 2001 (the "WARRANT"), for the right to purchase 177,524 shares of common stock, par value $0.01, of the Company ("COMMON STOCK") at a purchase price of $6.44 (the "EXERCISE PRICE") per share of Common Stock; and

         WHEREAS, the Company has heretofore granted to Velocity that certain Adjustment Warrant to Purchase Shares of Common Stock of Hollywood Media Corp., under Certificate No. W-B-2, dated May 1, 2001 (the "ADJUSTMENT WARRANT"), for the right to purchase 439,251 shares of Common Stock; and

         WHEREAS, Velocity has requested that the Company reduce the Exercise Price from $6.44 per share to $5.25 per share; and

         WHEREAS, the Company has agreed to so reduce the Exercise Price solely upon the terms and conditions as hereinafter set forth.

         NOW, THEREFORE, in consideration of the sum of $10.00, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as well as in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby amend the Warrant and otherwise acknowledge and agree as follows:

1. EXERCISE PRICE. The first sentence of the Warrant, that appears after the words " Certificate No. W-A-2", is hereby amended to read in its entirety as follows:

         "THIS IS TO CERTIFY THAT, VELOCITY INVESTMENT PARTNERS LTD., or its registered assigns, is entitled to purchase in whole or in part from time to time from HOLLYWOOD MEDIA CORP., a Florida corporation (the "Company"), at any time up to 5:00 p.m., New York time, on May 1, 2006 (the "Expiration Date"), 177,524 shares of Common Stock, par value $0.01, of the Company (the "Common Stock") at a purchase price of $5.25 per share of Common Stock (the "Exercise Price"), as adjusted from time to time pursuant to Sections 2 and 4 below), subject to the terms and conditions herein."

2. SURRENDER OF ADJUSTMENT WARRANT. Velocity hereby surrenders to the Company the Adjustment Warrant, and the parties irrevocably and unconditionally agree that the Adjustment Warrant is hereby cancelled, void and of no further force or effect.

3. REPRESENTATIONS OF VELOCITY. Velocity hereby represents and warrants to the Company as follows: that Velocity is the sole owner and holder of the Warrant and Adjustment Warrant; that the Warrant and Adjustment Warrant are unencumbered and have not been pledged, assigned, hypothecated or otherwise transferred or conveyed, in whole or in part, to any party; that Velocity is a company organized under the laws of the Cayman Islands; that Velocity has full power and authority to enter into this Agreement; that this Agreement does not violate any agreement to which Velocity is a party or by which it is bound; that all consents and authorizations required in order to enter into and perform this Agreement have been obtained and are in full force and effect; that Velocity has not filed, or had filed against it, any petition in bankruptcy that has not been dismissed; and that Velocity is solvent and able to pay its debts as they become due. Velocity hereby agrees to indemnify and hold the Company harmless from and against any and all loss or liability (including, without limitation, any and all attorneys' fees and costs, throughout all trial and appellate levels) that the Company may incur or become liable for as a result of, or in connection with, any inaccuracy in any of said representations or warranties.

4. REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to Velocity as follows: that the Company is a company organized under the laws of Florida; that the Company has full power and authority to enter into this Agreement; that this Agreement does not violate any agreement to which the Company is a party or by which it is bound; that all consents and authorizations required in order to enter into and perform this Agreement have been obtained and are in full force and effect; that Company has not filed, or had filed against it, any petition in bankruptcy that has not been dismissed; and that the Company is solvent and able to pay its debts as they become due. The Company hereby agrees to indemnify and hold Velocity harmless from and against any and all loss or liability (including, without limitation, any and all attorneys' fees and costs, throughout all trial and appellate levels) that Velocity may incur or become liable for as a result of, or in connection with, any inaccuracy in any of said representations or warranties.

5. RESALE OF WARRANT SHARES. The Company agrees that it will file acurrent report on Form 8-K reflecting the terms of this Agreement within three
         (3) business days after this Agreement has been fully executed .

6. MISCELLANEOUS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and no oral representations have been made or relied upon by the parties in connection herewith. The prevailing party in any litigation, controversy or dispute hereunder shall be entitled to recover its attorneys' fees and costs from the non-prevailing party. The parties hereby waive any right to have a trial by jury in any action or proceeding hereunder, as a material inducement to each of the parties in entering into this Agreement. Except as amended hereby, the Warrant shall remain in full force and effect unless and until subsequently amended in compliance with the terms thereof. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals as of the day and year first above written.


HOLLYWOOD MEDIA CORP.,                          VELOCITY INVESTMENT PARTNERS LTD.,
a Florida corporation                           a company organized under the laws of the Cayman
Islands
By:   /s/  Mitchell Rubenstein                  By: Velocity Asset Management LLC, Investment Manager
    ---------------------------
Name: Mitchell Rubenstein
Title: Chief Executive Officer                  By:    /s/  John D. Ziegelman
                                                   ------------------------------------
                                                   Name: John D. Ziegelman
                                                   Title: Managing Member